EXHIBIT 10.1

2011 Fee Deferral Plan for Directors
of
Weyerhaeuser Company
(Amended and Restated Effective August 14, 2020)

1.Name and Purpose.  The name of this plan is the “2011 Fee Deferral Plan for Directors of Weyerhaeuser Company” (the “Plan”).  Its purpose is to provide non‑employee Directors of the Company with increased flexibility in timing the receipt of Fees earned as a Director and to assist the Company in attracting and retaining qualified individuals to serve as Directors.

2.Definitions.  Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a)“Beneficiary” means the beneficiary or beneficiaries appointed by a Director to receive payment of the Director’s Deferred Fees after the Director’s death.  The appointment shall be made on a form to be supplied by the Company and may be revoked or superseded at any time.  In the absence of such appointment, or if the appointed beneficiary or beneficiaries fail to survive the Director, the Director’s beneficiary shall be the Director’s estate.

(b)“Board” means the Board of Directors of the Company, provided that no member of the Board shall participate in or cast a vote with respect to any matter which specifically relates to that individual, as opposed to relating to the Directors as a group.

(c)“Canadian Director” means a Director who is a resident of Canada for the purposes of the Income Tax Act (Canada).

(d)“Committee” means the Compensation Committee of the Board.  The Committee makes recommendations to the Board, when appropriate, with respect to matters arising under the Plan.

(e)“Commencement Date” means (i) a Director’s Separation from Service or (ii) a date that is one to five years following a Director’s Separation from Service, as elected by the Director.

(f)“Common Shares” means the shares of common stock, $1.25 par value, of the Company.

(g)“Company” means Weyerhaeuser Company.

(h)“Deferral Period” means that period of time from the end of the date on which Fees would have been paid but for deferral under the Plan (or, in the case of Fees paid in the form of RSUs, from the end of the date of grant of such RSUs) until the time when such Fees are paid.

(i)“Deferred Fees” means any Voluntarily Deferred Fees and Designated Stock Equivalents that have been deferred pursuant to the Plan, together with any earnings or other appreciation thereon.  All Deferred Fees are subject to the restrictions on transfer set forth in Subparagraph 7(d).

(j)“Designated Stock Equivalents” has the meaning set forth Subparagraph 4(c).

(k)“Director” for purposes of the Plan means a person serving on the Board who is not an Employee.

(l)“Effective Date” has the meaning set forth in Paragraph 10.

(m)“Election Agreement” has the meaning set forth in Paragraph 4(b).

(n)“Employee” means a person who is classified by the Company or any of its subsidiaries as actively employed by the Company or the subsidiary, as applicable, and who is compensated on a salaried basis as reflected on the Company’s or the subsidiary’s payroll records.

(o)“Fees” mean the fees payable to a Director by the Company, in cash or RSUs, upon the Director’s election or reelection to the Board and chairing the Board or a Committee of the Board, but not fees payable for extended travel at the request of the Board or a Committee of the Board or reimbursement for expenses.

(p)“Interest Rate Deferral” has the meaning set forth in Subparagraph 4(a)(i).

(q)“Plan Year” means the calendar year.

(r)“RSU” means a restricted stock unit granted to a Director, each of which is equivalent in value to one Common Share.

(s)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance promulgated thereunder.

(t)“Separation from Service” means the failure to be reelected to, or the resignation or retirement from, the Board as a Director for any reason, provided, that if the Director continues to provide services for the Company or a subsidiary or affiliate in any capacity, the Director shall have a Separation from Service only if the Director has a “separation from service” within the meaning of Section 409A.

(u)“Specified Employee” means a Director who, as of the date of the Director’s Separation from Service for any reason, is a key employee of the Company.  The Director is a key employee if the Director meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve‑month period ending on a Specified Employee identification date as determined under Code section 409A.  If the Director is a key employee as of December 31, the Director shall be treated as a Specified Employee for the entire twelve‑month period beginning on the following April 1st.

(v)“Stock Equivalent” means a deferred unit of account, whether through Stock Equivalent Deferral or Designated Stock Equivalents, which is equal in value to one Common Share of the Company.

(w)“Stock Equivalent Deferral” means Fees deferred as Stock Equivalents pursuant to Subparagraph 4(a)(ii) or 4(c).

(x)“Trading Day” means a day that the New York Stock Exchange is open for business.

(y)“Voluntarily Deferred Fees” has the meaning set forth in Subparagraph 4(a).

3.Participation in the Plan.  Any individual who is a Director may participate in the Plan.

4.Deferral of Fees.

(a)Voluntarily Deferred Fees.  Except as provided in Subparagraph (c) below for Fees paid in the form of RSUs, a Director may elect to defer receipt of all or a percentage of his or her cash Fees earned in any Plan Year in accordance with this Subparagraph (a).  The procedure for this election is set forth in Subparagraph (b) below.  Two forms of “Voluntarily Deferred Fees” are provided for.

(i)“Interest Rate Deferral” ‑ This form of deferral provides for the payment of the amount to be deferred with interest, commencing with the Commencement Date elected by the Director, in the form of a lump sum or annual installments over up to 10 years, as elected by the Director.  Details as to the amount and timing of payments are set forth in Paragraph 5.

(ii)“Stock Equivalent Deferral” ‑ This form of deferral provides for the payment of the amount to be deferred, increased or decreased by reference to the market price and dividend history of Common Shares, commencing with the Commencement Date elected by the Director, in the form of a lump sum or annual installments over up to 10 years, as elected by the Director.  Details as to the amount and timing of payments are set forth in Paragraph 6.

(b)Election Procedure.  A Director shall notify the Company, in writing and substantially in the form of Appendix A attached hereto (the “Election Agreement”), on or prior to the December 31 preceding each Plan Year of his or her election to defer the receipt of all or a percentage of any Fees described in Subparagraph 4(a) that are to be earned starting in the Plan Year about to commence; provided, however, that a Director who is newly elected or appointed to the Board after the commencement of a Plan Year may notify the Company of such deferral election at any time prior to the effective date of his or her election or appointment provided that the requirements of Treas. Reg. § 1.409A‑2(a)(7) (or any successor provision) are satisfied.  Each notice to defer shall:

(i)state the percentage of the Fees to be deferred;

(ii)designate the percentage of the total amount to be deferred as an Interest Rate Deferral and the percentage of the total amount to be deferred as a Stock Equivalent Deferral; and

(iii)state the Commencement Date for payment of the Voluntarily Deferred Fees and the number of years (from one to 10) elected for payment.

An election to defer Fees is irrevocable.  If a Director fails to make a payment election in the Election Agreement for any Plan Year, any Voluntarily Deferred Fees for such Plan Year pursuant to this Subparagraph (b) shall be payable in a single lump sum payment following the Director’s Separation from Service as if the Director had elected Separation from Service as the Commencement Date.

(c)Designated Stock Equivalents. In the event that the Board designates that any Fee to be paid to a Director shall be paid in the form of RSUs, a Director may elect to defer the settlement of a percentage of his or her RSUs in accordance with the procedures set forth below.

(i)Any such deferrals shall be credited to the Director’s account under the Plan as of the date of grant of such RSUs in the form of an equal number of Stock Equivalents or fractions thereof (calculated to the third decimal place with conventional rounding or as otherwise determined by the Committee) (referred to herein as “Designated Stock Equivalents”), which Designated Stock Equivalents, along with any increments thereto pursuant to Subparagraph 6(b) or 6(d) below, shall thereafter be subject to the investment, forfeiture and payment provisions of Paragraphs 6 and 7 of the Plan as well as this Subparagraph (c).  Any RSUs or part thereof which the Director does not elect to defer shall be settled as provided in the instrument evidencing the award.

(ii)A Director shall notify the Company, in the Election Agreement, on or prior to the December 31 preceding each Plan Year of his or her election to defer the settlement of a percentage of the RSUs to be granted and starting to be earned in the Plan Year about to commence; provided, however, that a Director who is newly elected or appointed to the Board after the commencement of a Plan Year may notify the Company of such deferral election at any time prior to the effective date of his or her election or appointment provided that the requirements of Treas. Reg. § 1.409A‑2(a)(7) (or any successor provision) are satisfied.  Each notice to defer shall:

(I)state the percentage of the RSUs to be deferred as Designated Stock Equivalents; and

(II)state the Commencement Date for the payment of the Designated Stock Equivalents and the number of years (from one to 10) elected for payment.

(iii)An election to defer RSUs in the form of Designated Stock Equivalents shall be irrevocable.  Should a Director make a deferral election but fail to make a payment election in the Election Agreement for any Designated Stock Equivalents, such Designated Stock Equivalents shall be payable in a single lump sum payment following the Director’s Separation from Service as if the Director had elected Separation from Service as the Commencement Date.

(iv)A Director shall be entitled to receive payments with respect to Designated Stock Equivalents as provided in Subparagraph 6(c).

(v)The provisions of the Plan, including those relating to Voluntarily Deferred Fees, shall apply to Designated Stock Equivalents to the extent they are not inconsistent with this Subparagraph (c).

5.Interest Rate Deferral.

(a)Accounts.  Any Voluntarily Deferred Fees designated as Interest Rate Deferrals shall be credited to a Director’s account as of the day it would otherwise have been paid in cash and shall thereafter accrue interest at a rate to be designated from time to time by the Board, with such interest to be compounded monthly.

(b)Payments.  A Director shall be entitled to receive cash payments with respect to Voluntarily Deferred Fees designated as Interest Rate Deferrals, together with interest accrued to the date of payment in each year of the applicable period as elected under Subparagraph 4(b).  Payment shall be made in accordance with Subparagraph 7(a); provided, however, that in the event payments commence based on the Director’s Separation from Service, no payment shall be made earlier than six months after the date of such Separation from Service if the Director is then a Specified Employee, in which case any suspended payment shall occur on the earliest date permitted by this Subparagraph (b) and Section 409A.  The amount of cash to be paid each year with respect to the amount of such Interest Rate Deferrals from any Plan Year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the applicable payment period for such Interest Rate Deferrals, by the remaining portion of such Interest Rate Deferrals plus accrued interest thereon (e.g., 1/10th is paid in the first year of a ten‑year payment period; 1/9th of the remaining balance in the second year, 1/8th of the remaining balance in the third year, etc., over the ten years).

6.Stock Equivalents.

(a)Accounts.  Any Voluntarily Deferred Fees designated as Stock Equivalent Deferrals shall be divided by the price per share (or other pricing methodology approved by the Committee) of the Common Shares on the date such Fees would otherwise have been paid (or, if such date is not a Trading Day, then on the first Trading Day immediately preceding such date) in cash to determine the number of Stock Equivalents or fractions thereof (calculated to the third decimal place with conventional rounding or as otherwise determined by the Committee) credited to a Director’s account.  Any Designated Stock Equivalents shall be equal in number to the number of RSUs a Director elects to defer, but shall, along with any increments thereto pursuant to Subparagraph (b) or (d) below, continue to be subject to the forfeiture provisions (but not the payment provisions) of the instrument evidencing the award of the RSUs in the same manner as if no deferral election had been made.  All such Stock Equivalents shall be promptly credited to a Director’s account.

(b)Dividend Equivalents.  All Stock Equivalents credited to a Director’s account shall be further credited with an amount equivalent to each dividend declared on Common Shares.  The amount of such dividend equivalents shall be divided by the price per share of the Common Shares on the ex-dividend date for such dividend (or other pricing date determined by the Committee for such dividend; and, if any such date is not a Trading Day, then on the first Trading Day immediately preceding such date) to determine the number of additional Stock Equivalents or fractions thereof (calculated to the third decimal place with conventional rounding or as otherwise approved by the Committee) to be credited to a Director’s account.

(c)Payments.

(i)Payment with respect to any Stock Equivalents credited to a Director’s account shall be made as follows:

(I)in the form of Common Shares, equal in number to the number of Stock Equivalents with respect to which payment is being made, plus cash for any fractional shares (determined based on the price per share of the Common Shares on the date of payment or, if such date is not a Trading Day, then on the first Trading  Day immediately preceding such date), or

(II)if the Director is a Canadian Director and elects to receive payment in the form of cash, by written notice delivered to the Company on or before the 10th business day after the Commencement Date or, if applicable, the relevant anniversary thereof (each a “Calculation Date”), in respect of one or more Designated Stock Equivalents of the Director, then a cash payment equal to the product obtained by multiplying the number of Common Shares that would otherwise be delivered to the Director in accordance with Section 6(c)(i)(I) in payment of those Designated Stock Equivalents, in respect of the Calculation Date by the price per share of the Common Shares on the Calculation Date shall be made;

provided, however, no payment shall be made earlier than six months after the date of the Director’s Separation from Service if the Director is then a Specified Employee, in which case any suspended payment shall occur on the earliest date permitted by this Subparagraph (c) and Section 409A.

(ii)In the event a Director has elected payment of Stock Equivalents over a number of years rather than as a lump sum, the number of Common Shares to be paid each year (or, if applicable, the amount of the cash payment to be made pursuant to section 6(c)(i)(II)) shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the elected payment period, by the remaining number of Stock Equivalents credited to the Director’s account (calculated to the third decimal place with conventional rounding or as otherwise determined by the Committee), to determine the number of Stock Equivalents for which payment is to be made.

(d)Change in Common Shares.  In the event, at any time or from time to time, of a stock dividend, stock split, reverse stock split, combination or exchange of shares, recapitalization, merger, consolidation, change in control or other change in the Company’s structure, the Committee shall make proportional adjustments in the number of Stock Equivalents credited to a Director’s account.  Any such adjustments made by the Committee shall be conclusive and binding for all purposes of the Plan.

(e)Price per Share.  The term “price per share” shall refer to the closing price of the Common Shares on the New York Stock Exchange on the Trading Day in question.

7.General Provisions Related to Deferred Fees.

(a)Date of Payments.  Payments with respect to Interest Rate Deferrals and Stock Equivalents credited to a Director’s account shall be made annually prior to March 15 based on the election made by a Director in the applicable Election Agreement.  Payments with respect to Interest Rate Deferrals generally shall be made in January following the Commencement Date.  Payments with respect to Stock Equivalents generally shall be made in February following the Commencement Date.

(b)Segregation of Funds.  The Company shall be under no obligation to segregate any Deferred Fees during the Deferral Period.  Such unsegregated funds are subject to the claims of the Company’s general creditors during the Deferral Period.

(c)Payment on Death.  In the event of a Director’s death, all of the Director’s Interest Rate Deferrals and Stock Equivalents credited to the Director’s account, including any unpaid installments, shall be paid to the Director’s Beneficiary in a lump sum in the calendar year immediately following the year of the Director’s death.

(d)Restrictions on Deferred Fees.  No Director’s interest in any Deferred Fees is assignable, either by voluntary or involuntary assignment or by operation of law.  No part of any Deferred Fees, regardless of the form thereof, may be paid over, loaned, sold, assigned, transferred, discounted, pledged as collateral for a loan or in any other way encumbered until the end of the Deferral Period with respect to such Deferred Fees.

8.Administration and Amendment of the Plan.

(a)Powers of the Committee.  Full power and authority to construe and interpret the Plan shall be vested in the Committee as, from time to time, constituted by the Board.  The Committee shall have the authority to modify any of the terms, conditions, limitations and restrictions relating to any Deferred Fees under the Plan in any manner not inconsistent with the Plan.  Decisions hereunder by the Committee shall be final, conclusive and binding on all parties, including each Director and the Company.

(b)Expenses of the Plan.  The expenses of administering the Plan shall be borne by the Company.

(c)Amendment and Termination.  The Board in its sole discretion may (i) amend, suspend or terminate the Plan, (ii) supplement or replace the Plan with other Deferred Fees plans, and (iii) modify any provisions of the Plan and the terms, conditions, limitations and restrictions relating to any Deferred Fees under the Plan in any manner not inconsistent with the Plan.

(d)Directors’ Rights.  No amendment, suspension or termination of the Plan shall affect any deferral already made, and in the event of any such change, any Deferred Fees credited to a Director’s account shall be paid as provided herein.  No Director shall have any right or interest in the Plan or its continuance or in his or her continued participation in the Plan, other than in the Deferred Fees credited to his or her account.  The existence of the Plan does not extend to any Director a right to continued Director status with the Company, and each Director is deemed to have agreed to the terms herein.

9.Notice to the Plan Recordkeeper.  Any notice required to be furnished by a Director to the Plan recordkeeper shall be deemed to be provided if sent via fax or other electronic delivery method or via first class mail, in accordance with information and instructions communicated by the Plan recordkeeper to the Directors from time to time.

10.Effective Date.  The Plan is originally effective as of November 1, 2010.  The Plan applies to Deferred Fees earned in 2011 and subsequent years that are subject to deferral elections made on or after November 1, 2010 or designated by the Board as Stock Equivalents.  The Plan is most recently amended and restated effective August 14, 2020 (the “Restated Plan”).  Notwithstanding the foregoing, the Restated Plan applies to Deferred Fees that are subject to deferral elections made on or after August 14, 2020 and subsequent years that are subject to deferral elections with respect to Plan Years beginning on or after January 1, 2021 (or the Plan Year beginning January 1, 2020 as to a Director who is newly elected or appointed to the Board during the period from the Restated Plan effective date through December 31, 2020 and who makes a deferral election with respect to such Plan Year in accordance with Section 4(b)).

11.No Acceleration.  The acceleration of the time or schedule of any payment due under the Plan is generally prohibited.  The Board may, however, accelerate certain distributions under the Plan to the extent permitted under Section 409A.

12.Miscellaneous.

(a)Rights Unsecured.  The rights of a Director or his or her Beneficiary to receive a payment hereunder shall be an unsecured claim against the general assets of the Company, and neither the Director nor his or her Beneficiary shall have any rights in or against any amount credited to his or her account or any other specific assets of the Company.  The Plan at all times shall be considered entirely unfunded for tax purposes.  Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.  The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay benefits in the future.  The Plan shall not be subject to any mistake of fact claim.

(b)Taxes.  The Company or any other payer may, in such manner as the Company reasonably determines, withhold from a benefit payment under the Plan, or from or with respect to any other compensation payable by the Company or other payer under the Plan, to the Director any or all federal, state, local, or foreign taxes required by law to be withheld with respect to a deferral, payment or accrual under the Plan and shall report such payments and other Plan related information to the appropriate governmental agencies as required under applicable law.

(c)No Guarantee of Tax Consequences.  None of the Company, the Board, the Committee or any other person guarantees that any particular federal or state income, payroll, personal property or other tax consequence shall occur because of participation in the Plan.  A Director should consult with professional tax advisors regarding all questions relative to the tax consequences arising from participation in the Plan.

(d)Successors and Assigns.  The terms and conditions of the Plan, as amended and in effect from time to time, shall be binding on the Company’s successors and assigns, including, without limitation, any entity into which the Company may be merged or with which the Company may be consolidated.

(e)Applicable Law and Venue.  The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to the choice or conflicts of law provisions thereof.  The Company intends that the Plan constitutes, and shall be construed and administered as, an unfunded plan of deferred compensation.  In addition, the Plan is intended to comply with the requirements of Section 409A, including any official guidance issued thereunder.  Notwithstanding any other provision, the Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Board deems necessary to comply with such requirements of Section 409A and to avoid the imposition of any additional tax thereunder.  In addition, notwithstanding anything in Subparagraph 8(d) to the contrary, the Plan shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent necessary to comply with such requirements of Section 409A.  If the Company or any Director or Beneficiary initiates litigation related to the Plan, the venue for such action shall be King County, Washington.

Appendix A

Election Agreement for Fees Earned During 20__ Under the

2011 Fee Deferral Plan for

Directors of Weyerhaeuser Company

Name:

You must complete this form to direct the payment of fees earned during 20___.  The 2011 Fee Deferral Plan for Directors of Weyerhaeuser Company (“Plan”) is intended to meet the requirements for nonqualified deferred compensation plans under applicable U.S. tax law, including Section 409A of the Internal Revenue Code. Deferral elections and payment options are subject to all of the terms and conditions of the Plan and applicable U.S. tax law.

IMPORTANT NOTICE FOR CANADIAN TAXPAYERS:

Directors who are resident in Canada for the purposes of the Income Tax Act (Canada) (“Canadian Directors”) may be subject to adverse Canadian income tax consequences in respect of an election to defer the receipt of cash fees or RSUs.  Canadian Directors should obtain their own Canadian income tax advice with respect to the Canadian income tax consequences of making such an election before deciding whether to elect.  Neither Weyerhaeuser nor the Board will be responsible for the Canadian income tax consequent to any Canadian Director of making such an election.

Please return this form no later than December 31, 20___

1.Election for Deferral of Restricted Stock Units Granted in 20___.  The Board has determined that a portion of fees earned for services as a Director during 20___ will be granted in the form of restricted stock units.

Instead of receiving payment with respect to your restricted stock units at the end of the applicable vesting period, you may choose to defer income on some or all of your units into a stock equivalent account under the Plan. If you choose this option, the amount deferred will continue to track the value of Weyerhaeuser common stock and will be paid to you in shares of Weyerhaeuser common stock once you leave the Board in accordance with your payment election below.

Deferral Election for RSUs:

I hereby choose to:Percent (%)

☐	Receive vested 20___ RSUs after one year

☐	Defer payment of 20___ RSUs into stock equivalent account

Sum of Percentages must equal 100%

Payment Election for Deferred RSUs:

(Complete this section only if you have elected to defer some or all of your 20___ RSUs into a stock equivalent account.)

For deferred 20___ RSUs, I hereby choose the following payment options from the stock equivalent account:

•	Commencement Date:

Payment to begin:

☐	following my separation from Board service; or
☐	years following my separation from Board service (Choose a number from 1 to 5).

Actual payment generally will begin in February of the year following the Commencement Date.  Special rules may apply if you continue to provide services to Weyerhaeuser Company after you leave the Board.  Notwithstanding your payment elections, your share equivalent account may be paid early in a lump sum in the event of your death.

•	Number of Installments:

Pay in              annual installments.

(The number of payments cannot exceed 10. Choose 1 payment for a lump sum payment during the chosen year).

2.Election for Cash Fees Earned During 20___.  You may elect to defer all or a portion of the cash fees you earn for services as a Director during 20___.

Deferral Election for Cash Fees:

I hereby choose to:Percent (%)

☐	Receive 20___ fees earned immediately in cash

☐	Defer payment of 20___ fees earned

Sum of Percentages must equal 100%

2

Investment Election for Deferred Cash Fees:

(Complete this section only if you have elected to defer all or a portion of your remaining fees.)

For any cash fees that I have chosen to defer above, I designate the following deferral account (Sum of Percentages must equal 100%):

☐	Defer % of the designated fee amount into an interest-bearing account.

The account will be credited with interest and paid to you in cash after you leave the Board in accordance with your payment election below.

☐	Defer % of the designated amount into a stock equivalent account.

The account will track the value of Weyerhaeuser common stock and will be paid to you in shares of Weyerhaeuser common stock once you leave the Board in accordance with your payment election below.

Payment Election for Deferred Cash Fees:

(Complete this section only if you have elected to defer all or a portion of your cash fees.)

For any cash fees that I have chosen to defer above, I hereby choose the following payment options:

•	Commencement Date:

Payment to begin:

☐	following my separation from Board service; or

☐	years following my separation from Board service (Choose a number from 1 to 5).

Actual payment for fees deferred into an interest-bearing account generally will begin in January of the year following the Commencement Date and payment for fees deferred into a stock equivalent account will begin in February of the year following the Commencement Date.  Special rules may apply if you continue to provide services to Weyerhaeuser Company after you leave the Board.  Notwithstanding your payment elections, your account may be paid early in a lump sum in the event of your death.

•	Number of Installments:

Pay inannual installments.

(The number of payments cannot exceed 10.  Choose 1 payment for a lump sum payment during the chosen year. If you do not make an election, payment will be made in a lump sum.)

I have received and reviewed the terms of the Plan.  I understand that my election to defer and my choice of payment options for deferred fees are irrevocable for fees earned during 20___.

DateSignature

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